                                                                       EXHIBIT 3


                                                                    NEWS RELEASE
       UNITED INNS, INC., 2300 CLARK TOWER, 5100 POPLAR AVE., MEMPHIS, TN 38137,
                                                                  (901) 767-2880

                                                             ONE OF THE NATION'S
                                                            LARGEST LICENSEES OF
                                                               HOLIDAY INN ROOMS



                              FOR IMMEDIATE RELEASE


NOVEMBER 4, 1994

         [UNITED INNS, INC. ENTERS INTO EXCLUSIVE NEGOTIATION AGREEMENT]


MEMPHIS, TENNESSEE - UNITED INNS, INC. (NYSE: UI) ANNOUNCED TODAY THAT IT HAS ENTERED INTO AN EXCLUSIVE NEGOTIATION AGREEMENT WITH ONE OF THE PARTIES WITH WHICH IT HAS BEEN CONDUCTING THE PREVIOUSLY ANNOUNCED NEGOTIATIONS REGARDING A PROPOSED BUSINESS COMBINATION.

THIS AGREEMENT PROVIDES THAT THE COMPANY, SUBJECT TO ITS FIDUCIARY OBLIGATIONS UNDER APPLICABLE LAW, WILL NEGOTIATE EXCLUSIVELY WITH SUCH PARTY TO DETERMINE WHETHER UNITED AND SUCH PARTY CAN AGREE TO A DEFINITIVE AGREEMENT.

FURTHER, IN CERTAIN CIRCUMSTANCES, THIS AGREEMENT ALSO PROVIDES FOR THE PAYMENT BY UNITED OF SUCH PARTY'S REASONABLE OUT-OF-POCKET EXPENSES IN CERTAIN CATEGORIES AND ALSO PROVIDES FOR A PAYMENT OF A TERMINATION FEE TO SUCH PARTY WHICH ESCALATES OVER TIME. THE PERIOD DURING WHICH UNITED WILL NEGOTIATE EXCLUSIVELY WITH SUCH PARTY EXPIRES ON THE EARLIER OF THE SIGNING OF A DEFINITIVE AGREEMENT, BUT NOT LATER THAN JANUARY 31, 1995.

SMITH BARNEY INC., THE FINANCIAL ADVISOR TO THE COMPANY, IS ASSISTING THE COMPANY IN THE NEGOTIATIONS.

UNITED INNS OWNS, OPERATES AND MANAGES 26 FRANCHISED HOTELS UNDER HOLIDAY INN, HAMPTON INN, DAYS INNS, AND HOWARD JOHNSON'S NAMES WITH LOCATIONS IN SIX STATES.

COMPANY CONTACT:    AUGUSTUS B. RANDLE, III
                    UNITED INNS, INC.
                    (901) 767-2880